EXHIBIT 99.1

Northern Technologies International Corporation Reports Third Quarter Fiscal 2011 Financial Results

Year to Date Net Sales Increase 58% and Net Income Increases 66%

Fiscal Year 2011 Net Sales and Earnings Guidance Increased

MINNEAPOLIS, July 13, 2011 (GLOBE NEWSWIRE) -- Northern Technologies International Corporation (Nasdaq:NTIC) today reported its financial results for the third quarter of fiscal 2011. Highlights of NTIC's financial and operating results include:

  Net income attributable to NTIC increased 65.6%, to $2,872,369, or $0.66 per diluted common share, for the nine months ended May 31, 2011 compared to $1,734,314, or $0.41 per diluted common share, for the nine months ended May 31, 2010.

  Net income attributable to NTIC increased 7.5%, to $1,023,549, or $0.23 per diluted common share, for the three months ended May 31, 2011 compared to $951,968, or $0.22 per diluted common share, for the three months ended May 31, 2010.

  NTIC's consolidated net sales increased 57.6% and 58.4% to $5,100,778 and $13,977,337, during the three and nine months ended May 31, 2011, respectively, compared to the three and nine months ended May 31, 2010, primarily as a result of increased sales of ZERUST® rust and corrosion inhibiting packaging products and services and sales to NTIC's joint ventures and the consolidation of Zerust Brazil on NTIC's consolidated financial statements.

  NTIC's consolidated net sales during the three and nine months ended May 31, 2011 included $831,290 and $2,382,913, respectively, of sales made by Zerust Brazil, and of those sales, $114,545 and $741,567, respectively, in sales were made to the oil and gas industry sector in Brazil. NTIC has consolidated the financial results of Zerust Brazil in NTIC's consolidated financial statements since the fourth quarter of fiscal 2010 and expects to continue to do so going forward.

  Sales by NTIC's joint ventures increased 39.3% to $86,744,626 in the nine months ended May 31, 2011 compared to $62,294,519 in the nine months ended May 31, 2010.

  During fiscal 2011, NTIC's Brazilian subsidiary signed a Phase 2 expanded contract with Petrobras to supply an additional $2.6 million (BRL$ 4.21 million) in ZERUST® FlangeSaver™ products to help protect several more of Petrobras' off-shore oil production rigs from corrosion damage. It is anticipated that the majority of this contract will be fulfilled during fiscal 2012.

  During third quarter of fiscal 2011, NTIC signed a memorandum of understanding with the Indian conglomerate ITC Limited to jointly develop and commercialize biopolymer-paper products targeted at the consumer goods packaging market in India. The two companies will jointly develop solutions in the Indian market towards providing biodegradable/compostable products such as food service ware, food packaging, personal care product packaging and other fast-moving consumer goods packaging.

During the three and nine months ended May 31, 2011, 95.2% of NTIC's consolidated net sales were derived from sales of ZERUST® products and services, which increased 58.1% and 56.8% to $4,855,535 and $13,307,276 during the three and nine months ended May 31, 2011, respectively, compared to $3,072,037 and $8,485,046 during the three and nine months ended May 31, 2010, respectively, due to increased demand primarily as a result of the economic recovery of the domestic manufacturing sector, the addition of new customers and the consolidation of Zerust Brazil, partially offset by decreased pricing due to increased competition.

"Over the past six months, the world has seen a broad range of political unrest as well as natural disasters. Nevertheless, the economic recovery in our core industrial target market sectors has been robust and our global sales have remained strong and growing," said G. Patrick Lynch, President and Chief Executive Officer of NTIC.

During the three and nine months ended May 31, 2011, 4.8% of NTIC's consolidated net sales were derived from sales of Natur-Tec® products compared to 5.1% and 3.9% during the three and nine months ended May 31, 2010, respectively. Net sales of Natur-Tec® products increased 48.5% and 97.1% during the three and nine months ended May 31, 2011, respectively, compared to the three and nine months ended May 31, 2010. These increases were primarily due to the addition of new Natur-Tec® distributors on the West Coast of the United States.

NTIC participates in 26 active joint venture arrangements in North America, South America, Europe, Asia and the Middle East. Generally, NTIC consolidates the proportional equity results of its joint ventures. NTIC's equity in income of joint ventures increased 14.1% and 56.4% during the three and nine months ended May 31, 2011, respectively. Equity in income of joint ventures was $1,724,477 and $4,549,267 during the three and nine months ended May 31, 2011, respectively, compared to $1,511,534 and $2,909,120 during the three and nine months ended May 31, 2010, respectively. NTIC recognized a 42.4% and 30.1% increase in fees for services provided to joint ventures during the three and nine months ended May 31, 2011, respectively, compared to the three and nine months ended May 31, 2010. Both of these increases were primarily a result of a 39.3% increase in total net sales of NTIC's joint ventures during the nine months ended May 31, 2011 compared to the nine months ended May 31, 2010. This increase in total net sales of NTIC's joint ventures was primarily a result of the targeting of new business opportunities and the economic recovery, to some extent, of the international manufacturing sector that the NTIC joint venture network serves.

G. Patrick Lynch, President and Chief Executive Officer of NTIC said, "The majority of our international joint ventures enjoyed continued strong sales growth for our ZERUST® corrosion inhibiting products during the third quarter. Additionally, we have received orders for newly developed products we introduced during the first nine months of this fiscal year and we intend to continue this trend with the introduction of several more new ZERUST products over the next few months with traditional and oil and gas industry application. Harita-NTI, NTIC's joint venture in India is also seeing a significant ramp-up in its sales of Natur-Tec products in conjunction with the ITC alliance we announced a few months ago. Our goal is to keep NTIC and our joint ventures on track for a global annual sales record, which should also translate into an increase in income from joint ventures for NTIC in future periods."

NTIC's total operating expenses increased 32.9% during the nine months ended May 31, 2011 compared to the nine months ended May 31, 2010 primarily as a result of the consolidation of Zerust Brazil on NTIC's consolidated financial statements, an increase in personnel expenses and an increase in the accrual of the management bonus.

NTIC expenses all costs related to product research and development as incurred.  NTIC incurred $3,308,515 and $2,526,478 of expense during the nine months ended May 31, 2011 and 2010, respectively, in connection with its research and development activities.

Net income attributable to NTIC increased 7.5% to $1,023,549, or $0.23 per diluted common share, for the three months ended May 31, 2011 compared to $951,668, or $0.22 per diluted common share, for the three months ended May 31, 2010. Net income attributable to NTIC increased 65.6%, to $2,872,369, or $0.66 per diluted common share, for the nine months ended May 31, 2011 compared to $1,734,314, or $0.41 per diluted common share, for the nine months ended May 31, 2010. These increases were primarily the result of increased income from NTIC's joint ventures and gross profit, partially offset by an increase in operating expenses.

NTIC's working capital was $8,905,217 at May 31, 2011, including $2,676,921 in cash and cash equivalents compared to $5,918,923 at August 31, 2010, including $1,776,162 in cash and cash equivalents.

Outlook

NTIC has increased its annual net sales and net income guidance and now expects for the fiscal year ending August 31, 2011 its net sales to be in the range of $19 million to $20 million, inclusive of sales made by NTIC's subsidiary in Brazil, and NTIC's net income to be in the range of $3.9 million to $4.1 million, or $0.88 to $0.92 per diluted share.

Webcast

NTIC will host a webcast this morning beginning at 8:00 a.m. Central Daylight Savings Time, to review its results of operations for third quarter fiscal 2011, followed by a question and answer session.

Dial in number for the conference call is (877) 670-9779 and the confirmation code is 79573244.

The live audio webcast will be available to interested parties at http://ir.ntic.com/events.cfm, where it will be archived and accessible for approximately one year.

Financial Results

NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED MAY 31, 2011 AND 2010

	Three Months Ended		Nine Months Ended
	May 31, 2011	May 31, 2010	May 31, 2011	May 31, 2010
NET SALES:
Net sales, excluding joint ventures	$4,367,589	$2,559,467	$11,906,999	$7,164,784
Net sales, to joint ventures	733,189	677,731	2,070,338	1,660,294
Total net sales	5,100,778	3,237,198	13,977,337	8,825,078

Cost of goods sold	3,458,851	2,172,902	9,155,788	5,771,045
Gross profit	1,641,927	1,064,296	4,821,549	3,054,033

JOINT VENTURE OPERATIONS:
Equity in income of joint ventures	1,724,477	1,511,534	4,549,267	2,909,120
Fees for services provided to joint ventures	1,623,585	1,140,295	4,477,514	3,441,563
Total joint venture operations	3,348,062	2,651,829	9,026,781	6,350,683

OPERATING EXPENSES:
Selling expenses	1,167,630	819,572	3,088,237	2,004,094
General and administrative expenses	1,126,823	869,183	3,300,626	2,628,447
Expenses incurred in support of joint ventures	244,959	208,444	722,955	682,828
Research and development expenses	1,207,889	960,780	3,308,515	2,526,478
Total operating expenses	3,747,301	2,857,979	10,420,333	7,841,847

OPERATING INCOME	1,242,688	858,146	3,427,997	1,562,869

INTEREST INCOME	8,522	864	13,131	5,607
INTEREST EXPENSE	(7,880)	(23,867)	(53,355)	(73,637)
OTHER INCOME	6,825	6,825	20,475	20,475

INCOME BEFORE INCOME TAX EXPENSE (BENEFIT)	1,250,155	841,968	3,408,248	1,515,314

INCOME TAX EXPENSE (BENEFIT)	228,000	(110,000)	490,000	(219,000)

NET INCOME	1,022,155	951,668	2,918,248	1,734,314

NET INCOME ATTRIBUTABLE TO NON CONTROLLING INTEREST	(1,394)	—	45,879	—

NET INCOME ATTRIBUTABLE TO NTIC	$1,023,549	$951,668	$2,872,369	$1,734,314

NET INCOME ATTRIBUTABLE TO NTIC PER COMMON SHARE:
Basic	$0.24	$0.22	$0.67	$0.41
Diluted	$0.23	$0.22	$0.66	$0.41

WEIGHTED AVERAGE COMMON SHARES
ASSUMED OUTSTANDING:
Basic	4,343,601	4,244,086	4,303,892	4,213,465
Diluted	4,427,097	4,299,855	4,378,242	4,252,735

About Northern Technologies International Corporation

Northern Technologies International Corporation develops and markets proprietary environmentally beneficial products and services in over 55 countries either directly or via a network of joint ventures, independent distributors and agents. NTIC's primary business is corrosion prevention marketed primarily under the ZERUST® brand. NTIC has been selling its proprietary ZERUST® rust and corrosion inhibiting products and services to the automotive, electronics, electrical, mechanical, military and retail consumer markets, for over 35 years. NTIC also offers worldwide on-site technical consulting for rust and corrosion prevention issues. NTIC's technical service consultants work directly with the end users of NTIC's products to analyze their specific needs and develop systems to meet their technical requirements. In addition, NTIC markets proprietary bio-plastic technologies under the Natur-Tec® brand. Finally, NTIC's Polymer Energy® joint venture manufactures and sells advance waste plastic to fuel conversion machines.

The Northern Technologies International Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5481

Forward-Looking Statements

Statements contained in this press release that are not historical information are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. Such statements include NTIC's expectations regarding its future financial performance and other statements that can be identified by words such as "expect," "intend," "continue," "anticipate," "estimate," "potential," "will," "would," "should" or words of similar meaning and any other statements that are not historical facts. Such forward-looking statements are based upon the current beliefs and expectations of NTIC's management and are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected or implied. Such potential risks and uncertainties include, but are not limited to, in no particular order: NTIC's dependence on the success of its joint ventures and fees and dividend distributions that NTIC receives from them; NTIC's relationships with its joint ventures and its ability to maintain those relationships; risks associated with NTIC's international operations; exposure to fluctuations in foreign currency exchange rates; the health of the U.S. and worldwide economies, including in particular the U.S. automotive industry; the level of growth in NTIC's markets; NTIC's investments in research and development efforts; acceptance of existing and new products; increased competition; the costs and effects of complying with changes in tax, fiscal, government and other regulatory policies, including rules relating to environmental, health and safety matters; and NTIC's reliance on its intellectual property rights and the absence of infringement of the intellectual property rights of others. More detailed information on these and additional factors which could affect NTIC's operating and financial results is described in the company's filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. NTIC urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the company faces. Additionally, NTIC undertakes no obligation to publicly release the results of any revisions to these forward-looking statements, which may be made to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

CONTACT: Investor and Media Contacts:
         Matthew Wolsfeld, CFO
         NTIC
         (763) 225-6600